Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

TEXAS INSTRUMENTS INCORPORATED

CALDWELL MERGER CORP.

and

SILICON LABORATORIES INC.

DATED AS OF

February 4, 2026

Exhibit A	Definitions

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 4, 2026 (the “Agreement Date”), by and among Texas Instruments Incorporated, a Delaware corporation (“Parent”), Caldwell Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and Silicon Laboratories Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable to enter into this Agreement and consummate the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the sole director of Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, Parent shall, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1   The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct Subsidiary of Parent.

(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time.”

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2   Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $231.00 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of (i) a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate”) or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article I;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3   Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a nationally recognized exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in this Article I. At or prior to the Effective Time, Parent shall deposit with (or shall cause to be deposited with) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in this Article I in respect of shares of Company Common Stock (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in this Article I in respect of the shares of Company Common Stock, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than the Company, Parent, Merger Subsidiary or any Company Subsidiary or Parent) a letter of transmittal, in form and substance reasonably approved by the Company prior to the Effective Time, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such holder’s shares of Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until the Merger Consideration in respect of a given Certificate or Book-Entry Share has been paid, such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrue on any Merger Consideration payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock must be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Article I; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by this Article I for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Article I.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (including a customary indemnity in respect thereof), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article I.

Section 1.4   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5   Company Equity Awards.

(a) Company RSUs.

(i) Company Accelerated RSUs. As of the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Company RSU which is outstanding as of immediately prior to the Effective Time that is (A) vested but not yet settled as of immediately prior to the Effective Time, (B) by its terms becomes vested in all respects as a result of the occurrence of the Closing or (C) is held by a non-employee member of the Company Board or a member of the Technical Advisory Board as of immediately prior to the Effective Time (collectively, the “Company Accelerated RSUs”), (1) shall, to the extent not vested, become fully vested, and (2) whether payable in cash or shares of Company Common Stock, shall be cancelled, with the former holder of such cancelled Company Accelerated RSU becoming entitled to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the applicable number of shares of Company Common Stock subject to such Company Accelerated RSU (the “Company Accelerated RSU Merger Consideration”). Parent shall cause the Surviving Corporation or its applicable employing Subsidiary to pay the Company Accelerated RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, promptly after the Closing Date (but in no event later than five (5) Business Days after the Closing Date).

(ii) Converted RSUs. As of the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Company RSU which is outstanding as of immediately prior to the Effective Time other than a Company Accelerated RSU (each, a “Converted RSU”) shall be assumed by Parent and converted into a restricted stock unit award denominated in shares of Parent Common Stock. Each Converted RSU shall continue to have and be subject to the same terms and conditions as were applicable to such Company RSU immediately before the Effective Time (including vesting conditions and dividend equivalent rights), except that: (A) each Converted RSU shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Conversion Ratio; and (B) each Converted RSU shall be subject to such terms and conditions that become operative and applicable pursuant to its terms in connection with the Closing.

(b) Company PSUs. Neither the Surviving Corporation nor Parent shall assume any Company PSU or substitute for any Company PSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. As of immediately prior to the Effective

Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company PSUs, each Company PSU (i) shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the level of performance as set forth in Section 1.5(b) of the Company Disclosure Schedules and (ii) shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the applicable number of Earned Units subject to such Company PSU (the “Company PSU Merger Consideration”). Parent shall cause the Surviving Corporation or its applicable employing Subsidiary to pay the Company PSU Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, promptly after the Closing Date (but in no event later than five (5) Business Days after the Closing Date).

(c) The Company Board (or, if appropriate, any committee thereof administering the Stock Plan) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgment, representation, covenant or release from any holder of any Company Equity Award.

(d) To the extent not approved on or prior to the Agreement Date, as soon as practicable following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Main Offering Period(s) (as used herein, “Main Offering Period” shall be inclusive of any Sub-Offering Periods thereunder, as each such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Main Offering Period and no new participants may participate in such Main Offering Period; (ii) no new Main Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any such Main Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP on the applicable date determined by the Company Board (or, if applicable, any committee thereof administering the Company ESPP or its designee) that occurs prior to the Effective Time with respect to such Main Offering Period, in which case any shares of Company Common Stock purchased pursuant to such Main Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6   Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company RSUs, or Company PSUs as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7   Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1   Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided that, subject to Section 5.9, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of, and advancement of expenses to the Indemnified Persons for periods at or prior to the Effective Time than are currently set forth in the certificate of incorporation of the Company.

Section 2.2   Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws; provided that subject to Section 5.9, the bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to the Indemnified Persons for periods at or prior to the Effective Time than are currently set forth in the bylaws of the Company.

Section 2.3   Directors and Officers.

(a) At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2024 and prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding, in each case, any disclosures contained (other than those disclosures to the extent related to specific historical events or circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Cautionary Statement,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other Section if its relevance to such other Section is reasonably apparent on its face) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1   Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. Complete copies of the certificate of incorporation and bylaws of the Company are incorporated by reference as exhibits to the Company SEC Reports (the “Company Charter Documents”). The Company is not in violation of the Company Charter Documents. No Company Subsidiary is in violation of any of its equivalent organizational documents, except where such violation would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.2   Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on February 2, 2026 (the “Capitalization Date”): (A) 32,955,929 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) 1,128,257 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (E) 447,780 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming all applicable performance conditions with respect to such Company PSUs are satisfied at maximum levels); (F) 1,156,187 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plan (excluding shares reserved for issuance upon settlement of the outstanding Company RSUs); and (G) 657,539 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the Agreement Date, there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, as of the Agreement Date, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Agreement Date, neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any of its Equity Interests, other than as may be set forth in the organizational documents of any wholly-owned Company Subsidiary. There are no accrued or authorized and unpaid dividends with respect to any shares of Company Common Stock as of the Agreement Date.

(b) Except as set forth in Section 3.2(a), as of the Capitalization Date, no Equity Interests of the Company were issued, reserved for issuance or outstanding. Since the Capitalization Date through the Agreement Date, the Company has not issued any Equity Interests of the Company (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards. Except as set forth in Section 3.2(a), as of the Agreement Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or (ii) obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of the holders (by name or employee identification number) of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming all applicable performance conditions with respect to such Company PSUs are satisfied at maximum levels), the applicable vesting schedule, the expiration date of such Company Equity Award and the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award. All shares of Company Common Stock issuable upon the settlement of Company RSUs or Company PSUs have been duly reserved for issuance by the Company. Section 3.2(c) of the Company Disclosure Schedules lists the number of shares of Company Common Stock estimated as eligible to be purchased under the Main Offering Period that is in effect as of the Agreement Date as calculated based on the assumptions set forth on Section 3.2(c) of the Company Disclosure Schedules.

Section 3.3   Authorization; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of this Agreement and the Transactions contemplated hereby by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s Equity Interests necessary to approve and adopt this Agreement and to consummate the Transactions, including the Merger. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable to enter into this Agreement and consummate the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements under FDI Laws (together with the Antitrust Laws, the “Regulatory Laws”), (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, (v) compliance with any applicable rules of Nasdaq, and (vi) any approvals or filings the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.

(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, give rise to any right of payment, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.4   Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. As of the Agreement Date, the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Company Subsidiary. As of the Agreement Date, there are no subscriptions, options, warrants, calls, rights, convertible securities, profit participation rights, stock appreciation rights, equity-based rights or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Section 3.4 of the Company Disclosure Schedules sets forth, as of the Agreement Date, (i) each Company Subsidiary and the ownership interest of such Company Subsidiary and (ii) the Equity Interests of each Person other than a Company Subsidiary that is owned, directly or indirectly by the Company or any Company Subsidiary.

(c) As of the Agreement Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company Subsidiaries or (ii) obligating any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.5   SEC Reports and Financial Statements.

(a) Since January 1, 2024, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. Since January 1, 2024 through the Agreement Date, neither the Company nor any Company Subsidiary has received from the SEC any written comments or questions with respect to any of the Company SEC Reports that are not resolved as of the Agreement Date, or, as of the Agreement Date, has received any written notice from the SEC that such Company SEC Reports are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the Agreement Date, any investigation or review being conducted by the SEC of any Company SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by SEC rules, including Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been amended, modified or supplemented (prior to the Agreement Date) by a subsequent Company SEC Report.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.

(f) The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities: (i) reflected or specifically reserved against in the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Audited Balance Sheet,” and the date of the Audited Balance Sheet, the “Audited Balance Sheet Date”) or in the unaudited interim consolidated balance sheet of the Company and the Company Subsidiaries included in the most recent Quarterly Report on Form 10-Q (or the notes thereto) (the “Latest Balance Sheet,” and the date of the Latest Balance Sheet, the “Latest Balance Sheet Date”), in each case, filed by the Company with the SEC prior to the Agreement Date; (ii) incurred in the ordinary course of business since the Latest Balance Sheet Date; (iii) incurred in the ordinary course of business under Contracts to which the Company or any Company Subsidiary is a party (other than any liability for material breaches of Contracts, breaches of warranty, tort, infringement or violation of Law); (iv) incurred in connection with the Merger or as expressly required or expressly contemplated by this Agreement; (v) owed by one wholly-owned Company Subsidiary to another wholly-owned Company Subsidiary or the Company, or owed by the Company to any wholly-owned Company Subsidiary; or (vi) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6   Absence of Material Adverse Changes, etc. Except for actions expressly contemplated by this Agreement, (a) between the Latest Balance Sheet Date and the Agreement Date, (i) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business; and (ii) neither the Company nor any Company Subsidiary has taken any action or failed to take any action that, if it were taken or not taken after the Agreement Date, would require the consent of Parent pursuant to Section 5.2(b)(i), (v), (ix), (x), (xvi) or (xvii) and (b) between the Audited Balance Sheet Date and the Agreement Date, there has not been or occurred any change, event, occurrence, condition, effect or development (each, a “Change”) that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7   Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that have had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8   Broker’s or Finder’s Fees. Except for the Person set forth on Section 3.8 of the Company Disclosure Schedules or any of its Affiliates (the “Company Financial Advisor”), no agent, broker or other firm engaged by the Company or any Company Subsidiary or acting on behalf of the Company or any Company Subsidiary is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent a true, correct and complete copy of any Contract with the Company Financial Advisor pursuant to which the Company Financial Advisor is entitled to any fees, commissions or expenses in connection with the Merger or any of the other Transactions.

Section 3.9   Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Agreement Date of each current material Company Plan (other than: (i) any offer letter or other employment Contract that (A) is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, retention, change of control, transaction or similar bonuses other than severance payments or advance notice of termination periods required to be made by the Company or any Company Subsidiaries under applicable foreign Law) and (B) does not deviate in any material respect from the forms of offer letters or forms of employment Contracts that have been made available to Parent prior to the Agreement Date, (ii) any consulting services Contract that is terminable upon thirty (30) days’ notice or less, or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b) With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority with respect to such Company Plan since January 1, 2024; and (vi) the most recent financial statements and actuarial or other valuation reports provided to the Company with respect thereto.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to cause the loss of qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) (i) Each Company Employee Benefit Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable Laws, including all provisions of ERISA and the Code, in all material respects; and (ii) to the Knowledge of the Company, all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date.

(e) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code. Except as set forth on Section 3.9(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions would reasonably be expected to (whether alone or in combination with any other event), (i) result in, or cause the accelerated vesting, payment, or increase the value of, any compensatory payment or benefit to any current or former director, officer, employee, or individual independent contractor of the Company or any Company Subsidiary, (ii) require a contribution or funding by the Company or any Company Subsidiary to a Company Plan or the transfer or setting aside of assets to fund any benefits under any Company Plan, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan following the Effective Time, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) All non-U.S. Company Plans (i) if they are intended to qualify for special tax treatment, have met all material requirements for such treatment, (ii) if they are intended to be funded and/or book-reserved, are funded and/or book-reserved in all material respects, as required, based upon reasonable actuarial assumptions, and (iii) if required to be registered with the applicable Governmental Authority have been registered and have been maintained in good standing in all material respects. Neither the Company nor any Company Subsidiary has incurred any material unpaid obligation in connection with the termination or withdrawal from any non-U.S. Company Plan.

Section 3.10   Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Subsidiary and their Affiliates) is fair, from a financial point of view, to such holders.

Section 3.11   Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it and all such Tax Returns are true and complete in all respects; and (ii) all Taxes due and payable by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full to the proper Governmental Authority (whether or not shown as due on any Tax Return), and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due to the extent so required under GAAP.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for the Taxes of another Person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Company or any Company Subsidiary) or (ii) as a transferee or successor.

(c) There is no claim, audit, action, suit or proceeding currently pending (or to the Knowledge of the Company, threatened) against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return, other than any such claims, audits, actions, suits or proceedings the resolution of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provisions of state, local or non-U.S. Law).

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any Company Subsidiary has distributed stock of another Person or had its stock distributed by another Person, in each case in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provisions of state, local or non-U.S. Law).

(f) In each case, except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in a method of accounting made prior to the Closing or use of an improper method of accounting for any taxable period ending on the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 involving the Company and any Company Subsidiary, entered into prior to the Closing (excluding, for the avoidance of doubt, amounts attributable to or resulting from any actions taken by or at the direction of Parent or any of its Affiliates (including the Surviving Corporation) after the Closing) or (iv) any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) entered into prior to the Closing.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.

(h) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts (i) entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes and/or (ii) exclusively among the Company and one or more of the Company Subsidiaries).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

Section 3.12   Compliance with Laws.

(a) Since January 1, 2024, neither (i) the Company nor the Company Subsidiaries has been in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound, nor (ii) has the Company or any Company Subsidiary received written notice from any Governmental Authority of any actual or potential violation of any Law by the Company, any Company Subsidiary, or any of their respective directors, officers, employees, or agents, except in each case of clauses (i) and (ii), for any such actual or potential violation of Law that would not have or be reasonably expected to have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is and has been since January 1, 2024, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not reasonably be expected to have a

Company Material Adverse Effect. Each Permit that the Company or any Company Subsidiary has is valid and in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13   Intellectual Property and Privacy and Data Protection.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, accurate and complete list of (i) all items of Company Registered Intellectual Property and (ii) all unregistered trademarks that are Company Intellectual Property and that are material to the businesses of the Company and the Company Subsidiaries taken as a whole, as currently conducted or as contemplated to be conducted as of the Agreement Date.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting, and, to the Company’s Knowledge, valid (or applied for) and enforceable (provided, that a failure to seek registration shall not be in violation of the foregoing where registration is required under applicable Law for enforcement), and (ii) the Company and the Company Subsidiaries (A) solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens and (B) possess valid license or other rights to use any other item of Intellectual Property used by the Company or any Company Subsidiary in the manner currently being used by the Company and the Company Subsidiaries; provided, however, this representation does not constitute a non-infringement representation, which is covered entirely in subpart (d) below. Except as would not reasonably be expected to have a Company Material Adverse Effect, all necessary documents and certificates currently due for filing as of the Agreement Date in connection with any Company Intellectual Property that is Registered Intellectual Property (“Company Registered Intellectual Property”) have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not result in the termination of the Company’s or the Company Subsidiaries’ ownership of any Company Intellectual Property or any termination of any rights granted by a third party to a Company or a Company Subsidiary under an agreement with a Top Customer or Top Vendor or a Material IP Agreement, in each case of the foregoing, existing immediately prior to the consummation of the Transactions; provided, however, that Contracts which are or will be subsequently consolidated with, or where the business or licenses or rights are or will be terminated and moved or otherwise transitioned to, Contracts of Parent or its Affiliates will not be considered a breach or violation of this Section 3.13.

(c) Neither the Company nor any Company Subsidiary has granted, or permitted any Person to retain, any exclusive rights that remain in effect in and to any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and the Company Subsidiaries’ conduct of their businesses as currently conducted (including the use and sale of Company Products) does not infringe, violate or misappropriate, and since January 1, 2024, has not infringed, violated, or misappropriated the Intellectual Property Rights of any third party; provided, that, with respect to the infringement of Patents, the foregoing is limited to the Company’s Knowledge. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or, to the Company’s Knowledge, has been threatened in writing, in each case of the foregoing, since January 1, 2024, (i) against the Company or any Company Subsidiary alleging that the Company Products or the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party, (ii) by the Company or any Company Subsidiary against any third party alleging that the third party infringes, violates or misappropriates any Company Intellectual Property or (iii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of (A) any Company Intellectual Property other than office actions in the ordinary course of prosecution or (B) any Intellectual Property Rights of any third party brought by the Company or the Company Subsidiaries.

(e) To the Company’s Knowledge, and except as would not reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f) The Company and each of the Company Subsidiaries have taken commercially reasonable measures under the circumstances to protect their rights in all their confidential information and Trade Secrets that the Company and each of the Company Subsidiaries intend to hold as a Trade Secret (such intent as determined by the Company or any Company Subsidiary in its reasonable business judgment), except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s Knowledge, (i) all such confidential information and Trade Secrets have been disclosed only under appropriate confidentiality Contracts except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole, and (ii) there is not, and has not been since January 1, 2024, any unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets which is material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not put source code for any Company Products or other Owned Software that is material to the Company and the Company Subsidiaries, taken as a whole, into escrow with a third Person for the benefit of a licensee or other contracting counterparty other than pursuant to Contracts entered into with customers in the ordinary course of business containing customary, reasonable release conditions such as those triggered upon material breach of the Contract or the bankruptcy, insolvency, or commencement of similar proceedings with respect to the Company or the applicable Company Subsidiary, and such source code or other Owned Software is not otherwise subject to any source code escrow obligation. All Persons who have contributed to the creation, invention, or development of any Intellectual Property for or on behalf of the Company or any Company Subsidiary in the course of, or within, their employment or engagement, as applicable, have assigned to the Company or the Company Subsidiaries their rights, title and interests therein that do not vest with the Company and the Company Subsidiaries initially by operation of Law except (A) to the extent such Intellectual Property Rights are not legally assignable; and (B) in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Open Source Software that is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary (“Owned Software”), neither the Company nor any Company Subsidiary has integrated any such Open Source Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any source code thereto), (i) to be disclosed or distributed in source code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to the use of the Generative AI Tools, the Company and each Company Subsidiary: (i) is, and has been since January 1, 2024, in compliance with all applicable license terms, consents and agreements, (ii) has not included and does not include any sensitive Personal Information or Trade Secrets of the Company or any Company Subsidiary, or of any third party under an obligation of confidentiality by the Company or any Company Subsidiary, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services or the related output to train the machine learning or algorithm of such tools or improve the services related to such tools and are otherwise governed by terms and conditions that contain standard confidentiality protections and (iii) has not used Generative AI Tools to develop any Company Intellectual Property or other output that the Company intended to maintain as proprietary in a manner that it believes would adversely affect the Company’s ownership or rights therein.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has experienced since January 1, 2024 any Product Cybersecurity Incident involving Company Products.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not (i) experienced any Security Breach or (ii) given, or have been required to give, any written notification to individuals, customers, suppliers or regulators under applicable Data Security Requirements in the period since January 1, 2024.

(k) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the conduct of their businesses are in compliance with, and since January 1, 2024, have been in compliance with, applicable Data Security Requirements, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Data Security Requirements, and (iii) since January 1, 2024, neither the Company nor any Company Subsidiary has been subject to any pending or threatened Legal Proceedings alleging violation of any Data Security Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in a material breach or violation of, or constitute a default under, any Data Security Requirements.

(l) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that are sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Business Systems generally operate, perform and are maintained by the Company and the Company Subsidiaries or, to the Company’s Knowledge, their cloud service, vendors, suppliers, or other providers, in accordance with customary industry standards and practices, (iii) the Company and the Company Subsidiaries have taken commercially reasonable actions designed to protect the security of the Business Systems that they own and control, (iv) since January 1, 2024, there has not been any malfunction, failure or continued substandard performance with respect to any of the Business Systems that caused a disruption in the Company’s and the Company Subsidiaries’ business taken as a whole, and (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the Agreement Date, no Company Intellectual Property has been declared by the Company or a Company Subsidiary to be standard essential pursuant to any patent pool, industry standards body, standard setting organization, industry or similar organization (each, an “SSO”) to which the Company or a Company Subsidiary belongs and that requires or obligates the Company or any of the Company Subsidiaries to grant or offer to any other Person any license or other rights related to any Company Intellectual Property.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are not under any obligation to license or give any similar or equivalent right in or to any material Company Intellectual Property to any Governmental Authority, university, college, research center or other educational institution in connection with the use of funding, facilities or personnel, directly or indirectly, to develop such Company Intellectual Property.

Section 3.14   Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or other employee representative body (collectively, “CBAs”), nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, or since January 1, 2024 has there been, a representation campaign or other organizing activities respecting any of the employees of the Company or any of the Company Subsidiaries. There is no, and since January 1, 2024 there has been no, pending or, to the Knowledge of the Company, threatened, unfair labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is required to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council or employee representative body, in connection with the execution of this Agreement or the consummation of the Transactions.

(b) The Company and each Company Subsidiary are and have been in compliance in all material respects with all Laws relating to the employment of labor (including those related to wages, hours, overtime, worker classification, discrimination, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, collective bargaining and the payment and withholding of Taxes). There is no charge of discrimination in employment or employment practices, for any reason, which has been asserted or is now pending or threatened in writing against the Company or any Company Subsidiary.

Section 3.15   Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any currently effective material insurance policies, effective as of the Agreement Date, issued to the Company or any Company Subsidiary (collectively, the “Company Insurance Policies”). To the Knowledge of the Company, there is no existing event or default that, with notice or the lapse of time or both, would constitute a material breach or default by the Company or any Company Subsidiary, or permit termination of such Company Insurance Policy. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation of any Company Insurance Policy, (b) all Company Insurance Policies are in full force and effect (except for policies that have expired by their terms in the ordinary course) and (c) all premiums due under such Company Insurance Policies have been paid.

Section 3.16   Material Contracts.

(a) Except (w) for this Agreement, (x) as set forth in Section 3.16 of the Company Disclosure Schedules, (y) any Company Plan, or (z) for Non-Scheduled Contracts, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii) any Contract for the acquisition or disposition by the Company or any Company Subsidiary of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of $10,000,000 and pursuant to which the Company or any Company Subsidiary has material continuing obligations;

(iv) any Contract (A) relating to the borrowing or lending of Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, in a principal amount in excess of $15,000,000 (except for agreements among the Company and any Company Subsidiaries or solely among the Company Subsidiaries), (B) that grants a Lien (other than a Permitted Lien) on any property or asset of the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, (C) that is an interest rate derivative, currency derivative or other hedging contract (other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes) or (D) under which any Person is guaranteeing any liabilities or obligations of the Company or any of the Company Subsidiaries;

(v) any CBA;

(vi) any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries, by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year (each, a “Top Vendor”);

(vii) any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries, by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year (each, a “Top Customer”);

(viii) any Contract under which the Company or any Company Subsidiary grants or receives a license, sublicense, covenant not to sue or assert or any other permission to use Intellectual Property Rights, whether existing or contingent (other than (A) non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business with customers, channel partners, service providers (including marketing and advertising agencies), advisors, employees, and contractors, (B) non-exclusive licenses granted to the Company or any Company Subsidiary for “off-the-shelf” generally unmodified Software, Open Source Software, or cloud services, (C) confidentiality Contracts entered into in the ordinary course of business, (D) non-exclusive licenses to Intellectual Property of third parties entered into in the ordinary course of business on customary terms with suppliers, vendors (including IP vendors), and licensors, and (E) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business that are not material to the business of the Company or any Company Subsidiary) (each such Contract, a “Material IP Agreement”);

(ix) any Contract that provides for the formation, creation, operation, management or control of any joint venture with a third party;

(x) any Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $5,000,000 per annum;

(xi) any material Contract with any Governmental Authority;

(xii) any Contract to which the Company or any Company Subsidiary is a party that by its terms calls for (A) aggregate payments by or to the Company or any Company Subsidiary of more than $10,000,000 during the fiscal year of the Company ended January 2, 2027 or any fiscal year of the Company thereafter, or (B) affirmative obligations for the Company or any Company Subsidiary to maintain levels of inventory of more than $10,000,000 during the fiscal year of the Company ended January 2, 2027 or any fiscal year of the Company thereafter in a Top Customer Contract or, to the Company’s Knowledge, any other Contract of the Company, except, in each case of clauses (A) and (B), for any Contract that may be cancelled, without material penalty or other material liability to the Company or any Company Subsidiary, upon notice of 90 days or less;

(xiii) any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $10,000,000; and

(xiv) any Contract that (A) contains any covenant that restricts the ability of the Company or the Company Subsidiaries to compete, on or after the Agreement Date, in any line of business or geographic area; (B) binds the Company or any Company Subsidiary to any customer or similar non-solicitation covenant or any non-competition covenant (excluding those running in favor of the Company or a Company Subsidiary as well as with respect to Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business); (C) grants exclusivity (other than Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business), “most favored nation” protections or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or any Company Subsidiaries’ suppliers); (D) contains requirements with respect to purchase or sale volumes (including any “take or pay” agreements and excluding any customary “take or pay” arrangements with customers); or (E) limits the ability of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person (other than Company Products which are customized for, and only sold to, a particular customer in the ordinary course of business), in each case of the foregoing clauses (A)–(E), other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Top Customers or Top Vendors has, as of the Agreement Date, notified the Company or any Company Subsidiaries in writing, or to the Knowledge of the Company, verbally, (i) that it will, or to the Knowledge of the Company, has threatened to, terminate, or modify in any material respect any of its existing Contracts with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or periodic contract negotiations in the ordinary course of business) or (ii) that it is in a material dispute with the Company or any Company Subsidiary.

Section 3.17   Properties.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true and correct list of the addresses of all real property owned since January 1, 2024 by the Company or any Company Subsidiary (collectively, the “Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the applicable Company Subsidiary has good, valid and marketable fee title to all Owned Real Property, free and clear of all Liens (except for Permitted Liens), and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.17(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true and correct list of all material properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is in full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease.

(c) Neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property or Owned Real Property to any Person.

(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property or Owned Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property or Owned Real Property as currently operated.

Section 3.18   Company Products and Warranties. To the Knowledge of the Company, each Company Product sold and delivered by the Company and the Company Subsidiaries in the twelve (12) month period prior to the Agreement Date has been in conformity in all material respects with its published specifications and the express warranties, if any, provided by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received a written notice from any Person asserting or threatening to assert any claim against the Company or any Company Subsidiary for breach of any contractual obligation or warranty provided by or on behalf of the Company or Company Subsidiary with respect to any Company Products other than those occurring in the ordinary course of business.

Section 3.19   Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.19 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.20   Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.21   Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Trade Control Laws. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, is a Sanctioned Person.

(b) Since April 24, 2019, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, in each case, acting on behalf of the Company or any Company Subsidiary, as applicable, in their official capacity: (i) has violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Control Laws; (ii) is engaging or has engaged in any transactions or other dealings in violation of Sanctions, directly or indirectly, with or on behalf of any Sanctioned Person or in any Sanctioned Country, Russia, or Syria (until July 1, 2025); or (iii) has made any Prohibited Payments.

(c) No Legal Proceeding or Order against or involving the Company, any Company Subsidiary, or any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, in each case, acting on behalf of the Company or any Company Subsidiary, as applicable, in their official capacity, concerning or relating to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Trade Controls, is pending or, to the Knowledge of the Company, threatened.

(d) The Company has instituted, maintains, and enforces policies and procedures reasonably designed to ensure continued compliance by it and all Company Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, and Trade Control Laws.

Section 3.22   Environment.

(a) Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company, the Company Subsidiaries, and where applicable the properties and facilities of the Company and the Company Subsidiaries:

(i) are, and since January 1, 2024 have been, in compliance with all applicable Environmental Laws;

(ii) possess and are, and have since January 1, 2024 possessed and been, in compliance with all permits, licenses, registrations, authorizations and other approvals required under applicable Environmental Law for the operation of the business;

(iii) have not received written notice of any pending or unresolved Legal Proceedings concerning any actual or alleged violation of, or liability or obligation under, any Environmental Law (including any actual or alleged personal injury or property damage, or any actual or alleged obligation to conduct or fund investigation, remediation, cleanup, monitoring or similar activities, relating in any way to any actual or alleged presence, release, threatened release of, or exposure to, any Hazardous Substances at any location);

(iv) there are no Hazardous Substances present in, on, at, under, or migrating to or from any real property currently owned, leased or operated, or, to the Knowledge of the Company, formerly owned, leased, or operated, by the Company, any Company Subsidiaries, or any of their respective predecessors, and neither the Company nor any Company Subsidiary has been alleged in writing to be responsible for investigation, remediating or otherwise addressing any Hazardous Substances at any third-party location to which waste or other materials were sent by or on behalf of the Company or any Company Subsidiary (or any of their respective predecessors) for recycling, treatment, or disposal; and

(v) Neither the Company nor any of the Company Subsidiaries have assumed or retained any liabilities or obligations arising under Environmental Law, whether by contract, operation of law, or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary represents and warrants to the Company as follows:

Section 4.1   Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary.

Section 4.2   Authorization; No Conflict.

(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.15, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Regulatory Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any approvals or filings, the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Parent and Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract to which Parent or Merger Subsidiary is a party or bound by, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3   Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, investigations pending or Legal Proceedings threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There are no Orders outstanding against Parent or any Subsidiary of Parent that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4   Ownership of Company Common Stock. Other than as a result of this Agreement, neither Parent nor Merger Subsidiary nor any other Subsidiary of Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. Neither Parent nor Merger Subsidiary, nor any of their “affiliates,” nor any other Subsidiary of Parent are, or at any time since January 1, 2024 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would cause Parent or Merger Subsidiary or any of their ”affiliates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5   Broker’s or Finder’s Fees. Except for Goldman Sachs & Co. LLC (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker or other firm engaged by Parent or any of its Subsidiaries or acting on behalf of Parent or any of its Subsidiaries is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6   Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7   Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary, or any of Parent’s other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy

Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8   Solvency. Neither Parent nor Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, any Subsidiary of Parent, the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and immediately after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9   Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their controlled Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) between Parent, Merger Subsidiary or any of their controlled Affiliates, on the one hand, and any stockholder of the Company, on the other hand, pursuant to which such stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10   Sufficient Funds. Parent will have, and will cause Merger Subsidiary to have, as of the Closing, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement, to make the payments contemplated by Section 1.5 and to perform the other obligations of Parent and Merger Subsidiary contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1   Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the

Company from Parent, solely as may be reasonably necessary for Parent to prepare for Closing or the integration of the Company following the Closing: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries to the extent in the Company’s possession, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries to the extent in the Company’s possession, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Notwithstanding the foregoing, any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance and privacy requirements. Information obtained by Parent or Merger Subsidiary pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to provide any access, permit any inspection or to disclose any information that in the reasonable good faith judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Contract with respect to confidentiality to a third party entered into prior to the Agreement Date or after the Agreement Date in the ordinary course of business; (B) would or would reasonably likely result in a violation of applicable Law; or (C) would or would reasonably likely result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, however, that in each of clauses (A)-(C), the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to allow for such access, inspection or disclosure in a manner and to the extent that such access, inspection or disclosure, in each case, would not result in any of the outcomes described in the foregoing clauses (A)-(C), as applicable.

Section 5.2   Operation of the Company’s Business.

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2 of the Company Disclosure Schedules, or (iv) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain in all material respects its and their respective relations and goodwill with material customers, distributors, suppliers, vendors, licensors, licensees, Governmental Authorities, and other Persons having material business relationships with the Company or the Company Subsidiaries.

(b) Except (w) as expressly required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2 of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than as provided in Section 5.2(b)(ii);

(ii) sell, issue, pledge, grant or authorize the sale, issuance, or grant of any Equity Interests, other than the issuance of shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards or in connection with the exercise of purchase rights under the Company ESPP pursuant to the currently pending Main Offering Period, or the withholding of Company Common Stock to satisfy Tax obligations pertaining to the vesting or settlement of Company Equity Awards that, in each case, are (A) outstanding as of the Agreement Date and in accordance with the terms of the Company ESPP or Company Equity Awards (as applicable) in existence as of the Agreement Date, or (B) granted after the Agreement Date (to the extent permitted by this Section 5.2(b)(ii));

(iii) except as expressly contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards that would settle in the ordinary course during the Interim Period in accordance with their terms; provided, however, that the applicable performance levels under such Company Equity Awards may be determined in accordance with their terms based on actual performance levels achieved (including adjustments to account for non-recurring items and other items as determined appropriate by the Company);

(iv) amend or permit the adoption of any amendment to (A) the Company Charter Documents or (B) any equivalent documents of any Company Subsidiary, in any material respect;

(v) subject to Section 5.3, acquire any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to perform services for or sell products to any other Person other than in the ordinary course of business; (C) to transact business with any other Person other than in the ordinary course of business; or (D) to operate at any location in the world;

(vii) other than in the ordinary course of business (excluding any Company Material Contract of the type contemplated by Section 3.16(a)(xiv)), enter into any Contract that would be a Company Material Contract if in effect as of the Agreement Date or materially amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract; provided, that the Company shall reasonably consult with Parent prior to entering into any new (or materially amending or modifying any existing) Company Material Contract of the type contemplated by Section 3.16(a)(xii);

(viii) except for the sale or license of products or services or non-exclusive licenses of Company Intellectual Property in the ordinary course of business (including the settlement of non-material Legal Proceedings involving Intellectual Property Rights otherwise permitted hereunder), sell, assign or otherwise dispose of, or lease or license any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, including any material Patents included in the Company Registered Intellectual Property, to any other Person;

(ix) take or fail to take any action that results in any loss, lapse, abandonment or expiration of any material Company Intellectual Property, except in the ordinary course of business;

(x) (A) lend money, or commit to lend money, to any Person (other than advances to customers or Company Employees in the ordinary course of business) or (B) guarantee any Indebtedness (other than in the ordinary course of business) or incur (or guarantee the incurrence of) any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business) in an amount greater than $15,000,000 in the aggregate, except, in each case, any such Indebtedness that is (1) solely among the Company and any Company Subsidiary (or solely among the Company Subsidiaries) or (2) incurred under any of the Company or any Company Subsidiary’s credit facilities that are existing as of the Agreement Date;

(xi) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date, (A) provide for any material increase in compensation or benefits payable to any current or former director, officer or employee, or individual service provider of the Company or any of the Company Subsidiaries, other than with respect to any current officer or employee of the Company or any Company Subsidiary whose annual base salary is less than $300,000; provided, that the increase is part of the Company’s annual review process in the ordinary course of business; (B) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, or employee, or individual service provider of the Company or any of the Company Subsidiaries, or accelerate (or commit to accelerate) the funding, vesting or payment of any benefit or compensation; (C) establish, adopt, enter into, modify, amend or terminate any Company Plan or any CBA, other than: (1) annual renewals of Company Plans in the ordinary course of business, (2) entry into offer letters or other employment Contracts, in each case on the Company’s standard forms, with new hires whose annual base salary would be less than $300,000, (3) entry into consulting agreements in the ordinary course of business and terminable upon thirty (30) days’ notice or less without penalty, or (4) making cash bonus and other cash incentive payments for (x) performance year 2025, to the extent not paid prior to the Agreement Date or (y) performance year 2026, to the extent that Closing has not yet occurred prior to the payment of such bonuses in the ordinary course, pursuant to a Company Plan disclosed in Section 3.9(a) of the Company Disclosure Schedules, in each case, based on actual performance in the ordinary course of business; (D) hire, engage or promote any employee or individual service provider who would be or is entitled to receive an annual base salary greater than or equal to $300,000 (except in order to fill any position that is vacant as of the Agreement Date); or (E) effect a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or analogous Laws;

(xii) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xiii) (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any annual Tax accounting period; (B) make (except in the ordinary course of business), change or rescind any material Tax election; (C) knowingly surrender any right to claim a material Tax refund if such action could reasonably be expected to have the effect of increasing the Tax liability of the Company or any of the Company Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date by more than $10,000,000; (D) file any amended Tax Return in respect of a material amount of Taxes; (E) waive or extend the statute of limitations with respect to any Tax Return in respect of a material amount of Taxes (other than as a result of an automatic extension that does not require any action by any Governmental Authority); or (F) request any material private letter ruling (or similar written guidance) from any Governmental Authority with respect to Taxes;

(xiv) make or incur any capital expenditures, except for any capital expenditures that do not exceed (A) with respect to fiscal year 2026, 110% of the aggregate expenditures contemplated by the 2026 annual capital budget made available to Parent prior to the Agreement Date, and (B) with respect to fiscal year 2027, 110% of the aggregate expenditures contemplated by the 2027 annual capital budget (which capital budget shall be prepared in the ordinary course of business and shall not total an amount in excess of 110% of the 2026 annual capital budget described in clause (A) of this Section 5.2(b)(xiv)); provided, that the Company may incur additional capital expenditures (in excess of the limits set forth above and not counting towards the limits set forth above) as necessary, in the good faith judgement of the Company, to respond or remedy unforeseen events in an amount not to exceed $5,000,000 in 2026 or $5,000,000 in 2027;

(xv) commence (other than any collection action in the ordinary course of business), waive, release, or settle any Legal Proceeding in a manner that (A) results in the payment of monetary damages by the Company or any of the Company Subsidiaries in an amount exceeding $10,000,000 (net of insurance coverage, indemnification payments or reimbursements recovered from any third party) individually, or (B) that results in any admission of wrongdoing or imposition of any non-monetary relief or Order that materially restricts the future activity or conduct of Parent, the Company or any of their respective Subsidiaries following the Effective Time, other than any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4;

(xvi) merge or consolidate the Company or any Company Subsidiary with any Person or liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (excluding any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing activities;

(xvii) enter into any material new line of business; or

(xviii) authorize any of, or commit, or agree to take any of, the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ businesses, assets, and operations.

Section 5.3   Acquisition Proposals.

(a) No Solicitation. During the Interim Period, except as expressly permitted by this Section 5.3, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct the Company’s and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, or knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an

Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(iii) provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract providing for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or

(v) authorize or commit to do any of the foregoing.

The Company acknowledges and agrees that any violation of the restrictions on the Company set forth in this Section 5.3(a) by any Representative of the Company or any of the Company Subsidiaries, in each case, shall be a breach of this Section 5.3(a) by the Company.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the execution of this Agreement if the Company did not violate Section 5.3(a) in any material respect with respect to such Person or Acquisition Proposal, and entered into with such Person a confidentiality agreement executed by such Person and the Company which (A) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (B) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”), and promptly (and in any event within thirty-six (36) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or execute or enter into or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in any of clauses (i) or (ii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (y) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (B) prior to taking any action described in the foregoing clause (iii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours) notify Parent in writing of any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, received by the Company, any of the Company Subsidiaries or any of their respective directors or officers, the Company will provide Parent, in connection with such notice, a summary of the material terms and conditions of such Acquisition Proposal (including, if applicable, unredacted copies of any written inquiries, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and shall provide Parent with a copy of all material documentation relating thereto.

(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to and except as provided in Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing following the public disclosure of an Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) separate occasions), or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e) Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation in any material respect of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to a Change occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable by the Company Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Company Board as of the Agreement Date (in each case, other than any such Change which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such Change, an “Intervening Event”), (1) in either case of clauses (A) and (B), only if prior to making such a Change of Recommendation the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (i) with respect to an Acquisition Proposal, the Company may also terminate this Agreement pursuant to Section 7.1(f) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i) the Company did not violate in any material respect Section 5.3(a) in respect of such Superior Proposal;

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii) the Company shall have during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that with respect to (A) an Intervening Event, the Company Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (B) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Change of Recommendation or terminate this Agreement is obviated; provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised, updated or supplemented Superior Proposal contemplated thereby (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days instead of three (3) Business Days);

(iv) at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case, taking into account any revisions to this Agreement and the other documents contemplated hereby made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v) solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(f) (including with respect to complying with its obligation to pay the Company Termination Fee in accordance thereto).

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the

Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make a Change of Recommendation except in accordance with Section 5.3(e).

(g) Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), upon execution and delivery of this Agreement, the Company agrees that it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. In addition, as promptly as practicable following the execution and delivery of this Agreement, the Company will request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered into since November 1, 2025 (and which remains in effect) in connection with its consideration of an Acquisition Proposal.

Section 5.4   Proxy Filing.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable, and in any event no later than twenty-five (25) Business Days after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC or any dissemination thereof to the Company stockholders, and shall consider in good faith any comments on each such document and the responses that are reasonably proposed by Parent.

(b) The Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any written responses to any such comments of the SEC with respect thereto and shall consider in good faith all comments provided by Parent and its Representatives with respect thereto. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the Company, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (but no later than five (5) Business Days) after the earlier to occur of the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.

(c) Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading. The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees associated with the preparation, filing and mailing, of the Proxy Statement.

Section 5.5   Stockholders Meeting. Subject to Section 5.4(a), the Company shall use its reasonable best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company Common Stock (the “Stockholders Meeting”) to consider and vote upon the adoption of this Agreement as promptly as reasonably practicable following the Agreement Date (but in any event, no later than thirty-five (35) days following the mailing of the Proxy Statement to the Company’s stockholders). Unless the Company Board shall have effected a Change of Recommendation, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Following the mailing of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, without the prior written consent of Parent, adjourn, recess or postpone the Stockholders Meeting if (a) as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented or voted (either in person or by proxy) to constitute a quorum or necessary to obtain the Company Stockholder Approval (provided that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholders Meeting more than five (5) Business Days on any single occasion), (b) the Company Board has determined, after consultation with the Company’s outside legal counsel, that it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) to the extent that the Company Board has determined, after consultation with the Company’s outside legal counsel, such adjournment or postponement of the Stockholders Meeting is required by applicable Law; provided, that, in each case of clauses (a)-(c), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not postpone or adjourn the Stockholders Meeting by more than twenty (20) days in the aggregate. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure, quorum, and matters required by applicable Law (including the rules of Nasdaq) to be voted on by the stockholders of the Company in connection with the adoption of this Agreement, including (i) any adjournment or postponement of the Stockholders Meeting, and (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

Section 5.6   Filings; Other Actions; Notification.

(a) Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and, with respect to Parent, its controlled Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Regulatory Laws, to consummate and make effective the Merger as soon as practicable after the Agreement Date, including (x) preparing and making a filing pursuant to (1) the HSR Act within thirty (30) Business Days of the Agreement Date, (2) the FDI Laws set forth on Section 5.6(a) of the Company Disclosure Schedules within ten (10) days of the Agreement Date, and (3) any other applicable Regulatory Laws as soon as reasonably practicable, (y) preparing and filing or submitting all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions, and (z) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and applicable Regulatory Laws, in each case, where available. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Regulatory Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions, (ii) respond as promptly as reasonably practicable to all requests for additional information from a Governmental Authority under any Regulatory Laws concerning the Merger or any of the other Transactions, (iii) provide each other in advance, with a reasonable opportunity for review and comment, and consider in good faith any such comments, on drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions, and (iv) to the extent practicable, provide each other advance notice of all material meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority or otherwise prohibited by applicable Law, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the reasonable views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions; provided, however, that subject to the foregoing and the other provisions of this Section 5.6, Parent shall have the right to devise, control and direct the strategy for (and shall take the lead in all meetings and communications with any Governmental Authority relating to) obtaining the termination or expiration of the waiting period or comparable period under the HSR Act and otherwise obtaining any consent, approval or clearance required or deemed required in respect of any other Governmental Authority concerning the Merger or any of the other Transactions, including in respect of defending and resolving any lawsuits or other proceedings challenging the Transactions (or with respect to any approvals or other matters relating to the Transactions) under any Regulatory Laws. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period, withdraw any filing or enter into any agreement or understanding with any Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement, the HSR Act, any other applicable Regulatory Laws or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority; provided, that in any event the parties hereto may redact information to the extent it is subject to attorney-client privilege, relates to valuation of the Company, or to comply with applicable Laws. To the extent necessary to comply with Law or to protect reasonable confidentiality considerations, the Parties may exchange information hereunder on an outside-counsel-only, or outside-consultant-only, basis.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other substantive communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.

(d) Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company (in the case of Section 5.6(d)(i)) and Parent shall take or cause to be taken (and Parent agrees to cause its controlled Affiliates to take or cause to be taken) the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Regulatory Laws (“Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice; provided, that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests;

(ii) (a) any and all steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the consummation of the Transactions, including by defending through litigation on the merits and appealing any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority or third party, seeking to prevent, enjoin or otherwise prohibit or materially delay the consummation of such transactions and (b) the proffer and agreement by Parent of its willingness and agreement to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent, its Subsidiaries or controlled Affiliates, or of the Company or any Company Subsidiary (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto) if such action should be necessary or advisable to, or is requested by any Government Regulatory Entity as a requirement or condition to, satisfy the conditions to the Merger and consummate the Merger and the other Transactions, or if such action would otherwise avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding or (y) issuance of any order, decree, decision, determination, judgment or Law by any Government Regulatory Entity, in each case, that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit or materially delay the consummation of the Merger or the other Transactions (it being understood that any such action affecting the assets, business or operations of Parent, the Company or any of their respective Subsidiaries shall be contingent upon the occurrence of the Closing). Notwithstanding anything in this Agreement to the contrary, in no event will Parent, its Subsidiaries or any of their respective controlled Affiliates be required to take or agree to take, and neither the Company nor any Person acting on its behalf shall agree to take (or refrain from taking), any action that, individually or in the aggregate, would reasonably be likely to result in (i) a Company Material Adverse Effect or (ii) a material adverse effect on Parent and its Subsidiaries, taken as a whole (with Parent and its Subsidiaries, taken as a whole, deemed for this purpose to be the same size as the Company and the Company Subsidiaries, taken as a whole); and

(iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent, enjoin or otherwise prohibit or materially delay the consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, neither Parent, the Company nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty) (in each case, other than any filing fees), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case, unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(f) Neither the Company nor Parent shall, and shall each cause their respective controlled Affiliates not to, enter into, agree to enter into, or consummate any Contracts, or any arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to (i) materially delay or materially increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the HSR Act or any other Regulatory Laws in connection with the Merger or (ii) prevent the consummation of the Merger.

Section 5.7   Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first (1st) business day that is at least ten (10) calendar days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any quarterly or annual reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least two (2) Business Days prior to the Closing, a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).

Section 5.8   Public Announcements. The initial press release regarding this Agreement shall be a joint press release in a form agreed to by the parties hereto. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public statements with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party (which shall not be unreasonably withheld, conditioned, or delayed); provided, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made in compliance with this Agreement or otherwise agreed to between the Company and Parent or (b) after prior consultation (to the extent practicable in the circumstances) to the extent required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. None of the limitations set forth in this Section 5.8 shall apply to the disclosure of any information or communications (i) by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto, or (ii) in connection with any dispute between the parties relating to this Agreement or the Transactions.

Section 5.9   Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary (an “Indemnification Agreement”) as in effect (i) on the Agreement Date or (ii) after the Agreement Date to the extent such Indemnification Agreement is substantially similar and no more restrictive on the Company or any Company Subsidiary than the Indemnification Agreements in effect on the Agreement Date, taken as a whole. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any Indemnification Agreement between any Indemnified Person and the Company or any Company Subsidiary, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received.

(c) Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than three hundred percent (300%) of the current annual premium paid by the Company for such policy. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.9.

(e) No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any Indemnification Agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.10   Transaction Litigation. During the Interim Period, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case, in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any such filings, pleadings and responses and consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.11   Rule 16b-3. Parent, Merger Subsidiary and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12   Employee Matters.

(a) For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary, annual cash bonus opportunities, and commissions) that is no less favorable in the aggregate than the compensation provided to such Covered Employee immediately prior to the Effective Time, (ii) equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities that are provided to similarly situated employees of Parent, and (iii) benefits, benefit plans, programs, policies and arrangements (including the costs thereof to Company Employee Benefit Plan participants) that are substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan or retiree medical benefits) provided to such Covered Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable than the greater of the severance benefits (x) provided immediately prior to the Closing pursuant to the Company’s severance benefits practices as disclosed in Section 3.9(a) of the Company Disclosure Schedules, or (y) made available to similarly situated employees of Parent or its Affiliates; provided that Parent may condition such payments and benefits upon the execution and non-revocation by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for all purposes, including vesting, eligibility and vacation and benefit accrual levels (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(d) result in any duplication of benefits for the same period of service or the funding thereof.

(e) At the request of Parent to be made at least ten (10) Business Days prior to the Effective Time, the Company shall adopt written resolutions terminating any Company Plans intended to qualify under Section 401(a) or 401(k) of the Code, to be effective no later than the Business Day prior to the Effective Time, drafts of which resolutions shall be provided by the Company to the Parent for Parent’s review and comment at least three (3) Business Days prior to the Effective Time.

(f) As soon as reasonably practicable, but in no event later than sixty (60) Business Days following the Agreement Date, the Company shall provide Parent with copies of preliminary calculations of any “excess parachute payments” with respect to any “disqualified individual,” in each case within the meaning of Section 280G of the Code. At least fifteen (15) Business Days prior to the Closing, the Company shall provide Parent with copies of the updated estimated calculations.

(g) Nothing in this Section 5.12 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.13   Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of December 4, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. All information subject to the Clean Team Agreement shall remain so subject.

Section 5.14   Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.15   Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.16   Takeover Statutes. If any “takeover law” is or may become applicable to the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.17   Filing of Form S-8. Parent agrees to file on, or as soon as practicable following, the Closing Date a registration statement on Form S-8 (or any successor form) (if available) with respect to any shares of Parent Common Stock issuable with respect to the Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the offer and sale of securities underlying Converted RSUs issuable pursuant to Section 1.5 remains in effect. Parent shall at all times ensure that there will remain a sufficient number of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Converted RSUs.

Section 5.18   Treatment of Company Indebtedness. The Company shall deliver all notices and take all other actions required to effectuate and/or facilitate, at or prior to the Effective Time, the termination of all commitments under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder and the release of all Liens and guarantees securing or supporting such obligations (the “Credit Facility Termination”), including using its reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing Date, a customary draft payoff letter from the administrative agent, acting for the lenders and letter of credit issuers, under the Company Credit Agreement (including credit support arrangements with respect to any then-outstanding letters of credit issued under the Company Credit Facility, and forms of all applicable lien release documentation), which payoff letter shall provide that, upon the payment of the aggregate payoff amount set forth therein, all liens and guarantees supporting the Company Credit Agreement shall be automatically released and terminated without any requirement for any further action by any Person. In no event shall this Section 5.18 require the Company to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company funds to effect the Credit Facility Termination.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Regulatory Laws set forth on Section 6.1(b) of the Company Disclosure Schedules shall have expired or been terminated, and the consents and approvals of the Governmental Authorities set forth on Section 6.1(b) of the Company Disclosure Schedules required to be made or obtained in connection with the consummation of the Merger (each, a “Governmental Approval”) shall have been obtained.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction in shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2   Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those Capitalization Representations which address matters only as of a particular date (which representations shall have been true and correct in all respects except for de minimis inaccuracies as of such particular date).

(ii) The representations and warranties of the Company set forth in the third and fourth sentences of Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(d)(i), Section 3.4(b) (other than the last sentence thereof), Section 3.4(c), and Section 3.8 (the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those Fundamental Representations which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date).

(iii) The representations and warranties of the Company set forth in Article III (other than the Capitalization Representations and the Fundamental Representations) (“Other Representations”) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those Other Representations which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the Other Representations for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Receipt of Officers’ Certificate. Parent shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, confirming the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3   Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing.

(b) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in Article IV shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in Article IV for purposes of this Section 6.3(b), all qualifications in the representations and warranties based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 4, 2027 (the “Termination Date”); provided, that if the Closing shall not have occurred by the Termination Date solely due to the failure of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) to be satisfied but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date shall automatically be extended to August 4, 2027, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that if the Closing shall not have occurred by August 4, 2027, solely due to the failure of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) to be satisfied but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date shall automatically be extended to February 4, 2028, and such date shall become the Termination Date for purposes of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any agreement, covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Stockholders Meeting shall have been held and concluded and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable; or

(e) by the Company, in the event that (i) the Company has not then materially breached this Agreement and (ii) (A) any or all of Parent or Merger Subsidiary shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Subsidiary set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B), where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent and Merger Subsidiary before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

(f) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) substantially concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(g) by Parent, in the event that (i) neither Parent nor Merger Subsidiary has then materially breached this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B), where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; or

(h) by Parent, at any time prior to the time the Company Stockholder Approval is obtained, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation.

Section 7.2   Notice of Termination. A party validly terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3   Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any Affiliate, stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the Confidentiality Agreement, the Clean Team Agreement, Section 5.8, Section 5.13, this Section 7.3, Section 7.4 and Article VIII (and any related definitions contained in any such Sections or Article), each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve a party hereto from liability for such party’s fraud or Willful Breach in connection with this Agreement occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (which the parties acknowledge and agree may not be limited to reimbursement of documented expenses or out-of-pocket costs and may include the benefit of the bargain lost by the non-breaching party (including damages based on loss of the economic benefits of the Transactions to holders of shares of Company Common Stock and holders of Company Equity Awards, including loss of premium offered to such holders) or for the obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable, if otherwise payable in accordance with this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

Section 7.4   Termination Fees.

(a) Company Termination Fees.

(i) In the event that this Agreement is terminated pursuant to (A) Section 7.1(b) and following the execution of this Agreement and prior to the Termination Date (as extended pursuant to Section 7.1(b)) an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the termination of this Agreement, (B) Section 7.1(c) and following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Stockholders Meeting, or (C) Section 7.1(g) and following the execution of this Agreement and prior to a material breach by the Company that gives rise to Parent’s termination right pursuant to Section 7.1(g), an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known or shall be made or communicated to the Company or the Company Board and is not publicly withdrawn prior to the termination of this Agreement, and in any such case of clauses (A), (B), or (C), within twelve (12) months following the termination of this Agreement, either (x) such Competing Acquisition Transaction is consummated or (y) the Company enters into an Alternative Acquisition Agreement with respect to such Competing Acquisition Transaction, then concurrently with the earlier of the consummation of such Competing Acquisition Transaction or entry into any such Alternative Acquisition Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. “Company Termination Fee” means an amount equal to $259,000,000.

(ii) In the event that this Agreement is terminated pursuant to Section 7.1(f), then substantially concurrently with (and as a condition to) such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent (or its designee), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Parent Termination Fee. If (i) (A) the Company or Parent terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) and (B) at the time of such termination, all of the conditions under Article VI have been satisfied or waived other than (1) the conditions set forth in Section 6.1(b) and Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) and (2) any such conditions which by their nature are to be satisfied at the Closing, or (ii) the Company terminates this Agreement pursuant to Section 7.1(e) due to Parent’s or Merger Subsidiary’s material breach of Section 5.6 which results in any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such Legal Restraint relates to any Regulatory Law) being incapable of being satisfied by the Termination Date, then Parent shall pay to the Company a fee equal to $499,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, with such payment to be made (x) in the case of Parent’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within two (2) Business Days of such termination.

(c) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, such non-prevailing party will pay to such other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, plus 2% per annum, or a lesser rate that is the maximum permitted by applicable Law.

(d) Acknowledgement. Each of the parties acknowledges and agrees that:

(i) the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement;

(ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions;

(iii) without limiting the rights of specific performance pursuant to Section 8.5, if this Agreement is terminated in accordance with Section 7.1 and Parent is entitled to receive the Company Termination Fee pursuant to Section 7.4(a) or the Company is entitled to receive the Parent Termination Fee pursuant to Section 7.4(b), the Company Termination Fee or the Parent Termination Fee, as applicable, shall, subject to Section 8.5, and except in the event of fraud or Willful Breach, be the sole and exclusive remedy for monetary damages available to the applicable party and its Affiliates, on the one hand, against the other party and its former, current and future holders of any equity, directors, officers, employees, agents, Affiliates, or other Representatives, on the other hand, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions; and

(iv) for the avoidance of doubt, Parent or the Company, as applicable, may seek specific performance to cause the other party to consummate the Transactions in accordance with Section 8.5 and the payment of the Company Termination Fee or a Parent Termination Fee, as applicable, pursuant to Section 7.4(a) or Section 7.4(b), but in no event shall Parent or the Company, as applicable, be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5 and (ii) the payment of the Company Termination Fee or a Parent Termination Fee, as applicable, pursuant to Section 7.4(a) or Section 7.4(b).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1   Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2   Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements or other covenants contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Subsidiary in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.

Section 8.3   No Survival. None of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4   Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement and the Clean Team Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement and the Clean Team Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and

(b) the date on which the Confidentiality Agreement or the Clean Team Agreement, as applicable, is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.9, (ii) from and after the Effective Time, the rights of the holders of Company Common Stock and Company Equity Awards to receive the Merger Consideration, the Company Accelerated RSU Merger Consideration, and the Company PSU Merger Consideration payable in accordance with Section 1.3 and Section 1.5, and (iii) prior to the Effective Time, the Company shall have the right, on behalf of the holders of shares of Company Common Stock or Company Equity Awards (each of which are express third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable) to pursue claims for damages (which may include, if proven and as determined by a court of competent jurisdiction, damages based on the loss of the economic benefits of the Merger to holders of shares of Company Common Stock and Company Equity Awards, taking into account the amount of Merger Consideration and the loss of premium offered to such holders) under this Agreement in the event of a Willful Breach of this Agreement by Parent or Merger Subsidiary (provided, that the Company shall have the sole and exclusive right to enforce the rights granted under this clause (iii) as agent for such holders of shares of Company Common Stock and Company Equity Awards (it being agreed that in no event shall any such holder be entitled to directly enforce any rights in the event of such Willful Breach), and any amounts received by the Company in connection therewith may be (x) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of Company Common Stock and Company Equity Awards in any manner the Company deems fit).

Section 8.5   Applicable Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this

Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that: (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 7.4 are not intended to and do not adequately compensate the parties hereto for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement.

(d) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts pursuant to this Agreement (including in the Parent Termination Fee), on the other hand.

Section 8.6   Non-Reliance.

(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the electronic data room hosted by the Company in connection with the Transactions (the “Electronic Data Room”), and (ii) have had the full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Subsidiary and their respective Affiliates and Representatives, Parent and Merger Subsidiary and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain forward-looking business plan information, regarding the Company and its business and operations. Parent and Merger Subsidiary hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar; (ii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Parent and Merger Subsidiary hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6(b) and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Parent and Merger Subsidiary hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c) Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Parent and Merger Subsidiary hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives or any other Person.

(d) Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.

Section 8.7   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Parent or Merger Subsidiary:

c/o Texas Instruments Incorporated

12500 TI Boulevard, MS 8658

Dallas, Texas 75243

Attention:    General Counsel and Secretary

Email:      [***]

with a copy to (which copy shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

Attention:    Robert J. Cardone

        Alain A. Dermarkar

        Michael Walraven

Email:      [***]

        [***]

        [***]

if to the Company:

Silicon Laboratories

400 West Cesar Chavez

Austin, Texas 78701

Attention:    General Counsel and Secretary

Email:      [***]

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, Texas 78701

Attention:    John J. Gilluly, III, PC

        D. Joseph Fore, PC

        Jeffrey Scharfstein, P.C.

Email:        [***]

        [***]

        [***]

and

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention:    Viktor Sapezhnikov

Email:      [***]

Section 8.9   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10   Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11   Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to,” “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement at least one Business Day prior to the Agreement Date or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC at least one Business Day prior to the Agreement Date.

(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h) References to a Person are also to its permitted successors and assigns.

(i) References to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) Other than in respect of Contracts specifically listed in the Company Disclosure Schedules, references to any Contract shall be deemed to refer to such Contract as amended, supplemented, modified and in effect from time to time in accordance with its terms.

Section 8.12   Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Haviv Ilan
Name:	Haviv Ilan
Title:	Chairman, President and Chief Executive Officer

CALDWELL MERGER CORP.

By:	/s/ Haviv Ilan
Name:	Haviv Ilan
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

SILICON LABORATORIES INC.

By:	/s/ R. Matthew Johnson
Name:	R. Matthew Johnson
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Audited Balance Sheet	Section 3.5(f)
Audited Balance Sheet Date	Section 3.5(f)
Book-Entry Share	Section 1.2(a)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.13(n)
Certificate	Section 1.2(a)
Change	Section 3.6
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company Accelerated RSUs	Section 1.5(a)(i)
Company Accelerated RSU Merger Consideration	Section 1.5(a)(i)
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Insurance Policy	Section 3.15
Company Material Contract	Section 3.16(a)
Company Preferred Stock	Section 3.2(a)
Company PSU Merger Consideration	Section 1.5(b)
Company Registered Intellectual Property	Section 3.13(a)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Company	Preamble
Confidentiality Agreement	Section 5.13
Continuation Period	Section 5.12(a)
Converted RSU	Section 1.5(a)(ii)
Covered Employees	Section 5.12(a)
Credit Facility Termination	Section 5.18
D&O Insurance	Section 5.9(c)
debt	Section 4.8
Delisting Period	Section 5.7
Determination Notice	Section 5.3(e)(ii)

DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Foreign Antitrust Laws	Section 3.3(c)
Fundamental Representations	Section 6.2(b)(ii)
Government Regulatory Entity	Section 5.6(d)(i)
Governmental Approval	Section 6.1(b)
Indemnification Agreement	Section 5.9(a)
Indemnified Persons	Section 5.9(a)
Interim Period	Section 5.1
Intervening Event	Section 5.3(e)
Last Balance Sheet	Section 3.5(f)
Last Balance Sheet Date	Section 3.5(f)
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.1(c)
Main Offering Period	Section 1.5(d)
Material IP Agreements	Section 3.16(a)(viii)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Other Representations	Section 6.2(b)(iii)
Owned Real Property	Section 3.17(a)
Owned Software	Section 3.13(g)
Parent Employee Benefit Plan	Section 5.12(c)
Parent Termination Fee	Section 7.4(b)
Parent	Preamble
Permits	Section 3.12(b)
Post-Closing SEC Reports	Section 5.7
Proxy Statement	Section 5.4(a)
Regulatory Laws	Section 3.3(c)
SEC	Article III
Solvent	Section 4.8
SSO	Section 3.13(m)
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Top Customer	Section 3.16(a)(vii)
Top Vendor	Section 3.16(a)(vi)
Transaction Litigation	Section 5.10
Willful Breach	Section 7.3

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in (i) such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or (ii) the holders of Company Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; or (c) any sale, lease, exchange, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all applicable Laws concerning or relating to bribery or corruption in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any similar Laws.

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering, terrorist financing, or financial recordkeeping and reporting relating to same, including the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the UK Proceeds of Crime Act 2002.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Austin, Texas or New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means all Software (excluding Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or controlled by, or licensed to, the Company or any Company Subsidiary and used or held for use in the conduct of the Company’s business.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement dated as of January 6, 2026, by and between Parent and the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Credit Agreement” means the Agreement, dated as of July 31, 2012, by and among the Company, as borrower, the subsidiaries of the borrower identified therein, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (with Wells Fargo Bank, National Association acting as successor administrative agent), as amended from time to time.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any compensatory employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, including any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary who is a natural person, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code or Section 40001(b)(1) of ERISA (a “Company ERISA Affiliate”) with respect to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Equity Awards” means the Company RSUs and Company PSUs.

“Company ESPP” means the Silicon Laboratories Inc. 2009 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with any other Change, has or would be reasonably expected to (a) have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, solely with respect to clause (a), that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company or Company Subsidiaries operate;

(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, or securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) and (C) any decline in the price or trading volume of Company Common Stock (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including cyber attacks, social unrest, protests or blockades), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v) any actions taken or failure to take action, by Parent or any of its controlled Affiliates, or which Parent has requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(vi) any changes in applicable Law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii) the announcement of this Agreement or the pendency or completion of the Transactions, including the identity of Parent;

(viii) any (A) natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic, epidemic, disease outbreak or public health event, or other force majeure events; or (B) contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing);

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(x) any Legal Proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions;

(xi) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world or any “shutdown” of the United States government;

(xii) any disruption (including any shortages) in the supply chain for memory chips; or

v

(xiii) the matters expressly set forth in the Company Disclosure Schedules (solely to the extent of the disclosures set forth therein based on information made available to Parent prior to the Agreement Date, and not to the extent of any new information or any escalation or worsening thereof, or other events that arise therefrom (except to the extent reasonably inferred from such disclosures);

provided, that in the case of clauses (i), (ii), (iii)(A)-(B), (iv), (vi), and (viii), such Change may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Change has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the same industries and geographies in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services of the Company or any Company Subsidiary that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU” means an award of performance-based stock units including those granted pursuant to a global PSU award agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to performance-based vesting conditions.

“Company RSU” means an award of restricted stock units granted under any Stock Plan, including pursuant to a restricted stock unit agreement, and which is not subject to performance-based vesting conditions.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Conversion Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) an amount equal to the volume-weighted average price for a share of Parent Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the confidentiality, integrity and availability of Personal Information and applicable to the Company or any Company Subsidiary: (a) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (b) written contractual obligations of the Company or any Company Subsidiary to third parties; and (c) all applicable Laws for privacy and data security (“Privacy Laws”).

“Earned Units” with respect to a Company PSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable performance stock unit agreement for such Company PSU, and each of which individual stock unit is an “Earned Unit”; provided, however, that with respect to each Company PSU, for purposes of determining the applicable number of Earned Units that are subject to such Company PSU, the applicable performance conditions for such Company PSU will be deemed satisfied at the level of performance as set forth in Section 1.5(b) of the Company Disclosure Schedules.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (b) each other employee benefit or compensation plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)) and which is not a Company Employee Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Law relating in any way to the environment, natural resources, human health and safety, and Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDI Laws” means any foreign direct investment or national security law, rule, statute, regulation, legally binding measure or all other Laws in any jurisdiction that relates to foreign direct investment or national security.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Generative AI Tools” means generative artificial intelligence technology capable of automatically producing various types of content or output (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts or input.

“Governmental Authority” means any federal, state, local, municipal, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substances” means any substance, material, or waste regulated by any Governmental Authority or capable of causing harm to human health or the environment, including petroleum and petroleum byproducts and distillates, asbestos and asbestos-containing materials, urea formaldehyde, per-

and polyfluoroalkyl substances (PFAS), polychlorinated biphenyls, mold, radon gas, radioactive substances, noise, odor, and vibration.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed by such Person.

“Intellectual Property Rights” means all intellectual property and intellectual property rights, whether registered or unregistered, and whether protected, created or arising under the laws of the United States or a foreign jurisdiction, including: (a) all United States and foreign patents, utility models, statutory invention registrations and industrial designs, and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (b) all trade secrets and similar rights in confidential information (including in confidential know-how) that derive economic value from being maintained as confidential (“Trade Secrets”); (c) copyrights and all other rights corresponding thereto in any works of authorship, design rights and moral rights (collectively, “Copyrights”); (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trademark rights and similar rights in trade names, trade dress, logos, trademarks, service marks and any other identifiers indicating the source of goods or services, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (f) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (g) all rights to uniform resource locators, website addresses and domain names (collectively, “Domain Names”); (h) rights in Software; (i) any similar, corresponding or equivalent rights to any of the foregoing; and (j) any registrations of or applications to register any of the foregoing.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules and (b) Parent or Merger Subsidiary, the actual knowledge of the senior executives of Parent.

“Law” means any statute, law, ordinance, regulation, directive, rule, order (including any executive order), code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course of business with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, demand, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance, license, or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System or in order to misuse, gain unauthorized access to, or misappropriate any Personal Information contained therein (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with the passage of time or upon command).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) data privacy policies, (c) website privacy policies and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary and not material to the main contractual relationship between the parties to a particular Contract or group of Contracts.

“Open Source Software” means “open source” Software (a) as defined by the Open Source Initiative (OSI) or Free Software Foundation (FSF) or other Software having similar licensing or distribution models (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses) and (b) Software that has been dedicated to the public (“public domain”) for which there is no copyright and no restrictions on use.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, would or would be reasonably likely to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Transactions in accordance with the terms of this Agreement.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (b) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP; (c) Liens affecting the interest of the grantor of any easements benefiting any real property; (d) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (e) zoning, building and other similar Laws (excluding violations thereof); (f) any conditions that would be disclosed by a current, accurate survey or physical inspection; (g) Liens discharged at or prior to the Closing; (h) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (j) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (k) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (l) Liens under any of the Company or any Company Subsidiary’s existing credit facilities as of the Agreement Date.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data that (a) alone or in combination with other information, relates to an identified or identifiable Person, or (b) is defined as “personal information,” “personally-identifiable information,” “personal data” or a similar term under any Privacy Law applicable to the Company or the Company Subsidiaries.

“Product Cybersecurity Incident” means any cybersecurity incident affecting a Company Product that results in the recall, disruption, or unavailability of a Company Product (including a customer-initiated recall), where there is a single customer claim of greater than $5,000,000, or overall customer claims for the incident of greater than $10,000,000.

“Prohibited Payment” means:

(a)	the use of any corporate funds, directly or indirectly, for any unlawful contributions, gifts, entertainment, or other unlawful expenses relating to any political activity; or

(b)

making, offering to make, promising to make or otherwise authorizing the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback, or any other payment or gift of money or anything of value to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization, or to any other Person in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Domain Names; and (e) any other material Intellectual Property Rights; in each case, that are applied for, registered, filed or recorded with any Governmental Authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide, or territory-wide Sanctions, including as of the Agreement Date, Cuba, Iran, North Korea, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person that at the relevant moment in time is or was: (a) identified on any Sanctions-related list maintained by any Governmental Authority having jurisdiction over the Company or the Company Subsidiaries, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, and His Majesty’s Treasury of the United Kingdom; (b) incorporated, organized, ordinarily resident, or located in, or a Governmental Authority of, a Sanctioned Country; (c) owned individually or in the aggregate, directly or indirectly, fifty percent (50%) or more by, controlled (as such term is defined in the relevant Sanctions) by, or acting on behalf of, any Person that meets the criteria in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions (“target of

x

Sanctions” signifying a Person with whom a Person subject to the jurisdiction of the United States, the United Nations, the European Union, any EU Member State, or the United Kingdom would be prohibited from engaging in trade, business or other activities).

“Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by any Governmental Authority having jurisdiction over the Company and the Company Subsidiaries, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, and His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized, inadvertent or unlawful access or use of any of the Business Systems, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information of the Company or the Company Subsidiaries, or (c) material successful unauthorized infection of, or intrusion into systems operations or security safeguards of any of the Business Systems, including any successful ransomware or phishing attack.

“Service Provider” means a natural person who is a consultant to, or individual contractor (whether dependent contractor, independent contractor or sub-contractor) of the Company.

“Software” means any and all computer programs, software and code, including any and all firmware and software implementations of algorithms, models and methodologies, whether in source code or object code.

“Stock Plans” means, collectively, the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account at the time of determination all relevant circumstances deemed relevant by the Company Board, including as the Company Board deems relevant various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the form of consideration (and the risk of fluctuation in the value thereof), the identity of the Person making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in writing in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real or personal property tax, business or registration tax, alternative or add-on minimum tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax (including any amendment thereof).

“Trade Control Laws” means all export control, import control, customs, and anti-boycott Laws administered, enacted, or enforced by the United States, including the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Uyghur Forced Labor Prevention Act, the customs laws set forth in Title 19 of the U.S. Code, and any other applicable Laws concerning or relating to exports, reexports, transfers (in-country), releases, imports, supply chains, or forced labor.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.